UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 4, 2017

IOVANCE BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware
(State of Incorporation)

001-36860	75-3254381
Commission File Number	(I.R.S. Employer Identification No.)

999 Skyway Road, Suite 150
San Carlos, California	94070
(Address of Principal Executive Offices)	(Zip Code)

(650) 260-7120
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer.

On August 4, 2017, Iovance Biotherapeutics, Inc. (the “Company”) entered into an Executive Employment Agreement with Timothy E. Morris (the “Agreement”), pursuant to which Mr. Morris shall be appointed as the new Chief Financial Officer of the Company, effective August 14, 2017 (the “Effective Date”).

Under the Agreement, the Company agreed to pay Mr. Morris an annual base salary of $450,000. In addition, the Company agreed to grant Mr. Morris an option (the “Option”) to purchase up to an aggregate of 250,000 shares of the Company’s common stock. The grant of the Option will become effective on the Effective Date, will have a ten-year term, and will have an exercise price equal to the closing trading price of the Company’s common stock on the Effective Date. Provided that Mr. Morris is still employed with the Company on the following dates, the Option will vest in installments as follows: (i) options for the purchase of one-third of the 250,000 shares shall vest on one year anniversary of the Effective Date; and (ii) the remaining options shall vest as to one-twelfth of 250,000 shares at the end of each quarter over the next two years, commencing with the first quarter following the first anniversary of the Effective Date. Upon the termination of Executive’s employment with the Company, except as otherwise provided in the Agreement, the unvested Options will be forfeited and returned to the Company.

Mr. Morris will be eligible to participate in the Company’s annual cash bonus program applicable to executive employees, as approved annually by the Board of Directors. The maximum potential amount payable to Mr. Morris under the bonus plan, if earned, will be 40% of his base salary earned during the applicable calendar year. Compensation under the bonus plan will be conditioned on the satisfaction of individual and company objectives, as established in writing by the Company, and on the condition that Mr. Morris is still employed by the Company on the payment date of the bonus compensation.

Mr. Morris’s employment with the Company will be “at-will” and will not be for any specific period of time. If the Company terminates Mr. Morris without cause, Mr. Morris will receive (i) his base salary through the date of termination; (ii) a severance payment equal to six months of his then base salary, provided he satisfies the severance conditions set forth in the Agreement; and (iii) any benefits required to be paid in accordance with applicable benefit plans through the date of termination. Mr. Morris will also be entitled to certain severance payments if he is terminated without cause in connection with a “change of control” (as defined in the Agreement) of the Company.

Mr. Morris, 55, served as the Chief Financial Officer and Head of Business Development for AcelRx Pharmaceuticals, Inc., a publicly traded biopharmaceutical company focusing on the development and commercialization of sublingual therapies for the treatment of acute pain from March 2014 until June 2017. From November 2004 to December 2013, Mr. Morris served as the Chief Financial Officer and Global Head of Corporate Development for VIVUS, Inc., a publicly traded biopharmaceutical company focused on the development and commercialization of therapies to treat obesity and restore sexual health. Prior to joining VIVUS, he served as Chief Financial Officer and Senior Vice President of Finance, Manufacturing and Administration at Questcor Pharmaceuticals, Inc. from September 2001 to November 2004. Prior thereto, Mr. Morris also served as Chief Financial Officer of Interpro Business Solutions, Inc., Utility.com, and RiboGene, Inc. Mr. Morris is a Certified Public Accountant and received a bachelor’s degree in business with emphasis in accounting from California State University, Chico.

There are no arrangements or understandings between Mr. Morris and any other persons pursuant to which he was chosen as an officer of the Company. There are no family relationships between Mr. Morris and any of the Company’s directors, executive officers, or persons nominated or chosen by the Company to become a director or executive officer. Mr. Morris is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

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It is expected that Mr. Morris will enter into the Company’s standard form of indemnity agreement, the form of which was filed as an exhibit to the Company’s Form 10-Q filed on November 4, 2016 and is incorporated herein by reference.

A copy of a press release announcing Mr. Morris’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

 Change in Principal Financial Officer.

On the Effective Date, Mr. Morris will become the Company’s Principal Financial Officer and will replace Franco Valle, currently the Company’s interim Principal Financial Officer. Mr. Valle will, however, continue to serve as the Company’s Principal Accounting Officer.

Item 9.01	Financial Statements And Exhibits

(d)       Exhibits.

Exhibit No.	Description
99.1	Press Release of Iovance Biotherapeutics, Inc., dated August 8, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2017	IOVANCE BIOTHERAPEUTICS, INC.

	By:	/s/ MARIA FARDIS
Maria Fardis, Chief Executive Officer